EXHIBIT 10.19
MSC INDUSTRIAL DIRECT CO., INC.
2023 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
BOARD ADVISER

Participant:        %%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
RSUs Granted:    %%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Grant Date:        %%OPTION_DATE,'Month DD, YYYY'%-%
This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is entered into on the date set forth on the signature page hereto, by and between MSC Industrial Direct Co., Inc. (the “Company”) and the above-named participant (the “Participant”). The Company and the Participant may hereinafter each be referred to as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties desire to enter into this Agreement for the purpose of establishing the terms and conditions of RSUs (as defined below) that have been granted to the Participant.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions.    Capitalized terms used but not defined herein shall have the meanings given to such terms in the Company’s 2023 Omnibus Incentive Plan (the “Plan”).
2.Grant of Award. The Participant is hereby granted an Award (the “Award”) of restricted stock units (“RSUs”) issued under the Plan, evidencing the grant thereof by the Board of Directors of the Company on the grant date (the “Grant Date”), and the Participant hereby accepts the Award, in each case, on the terms and subject to the conditions set forth in this Agreement.
3.Vesting Dates. Subject to Sections 7, 8 and 10 below, the applicable percentage of the RSUs shall vest on each “Vesting Date” in accordance with the following schedule, provided that the Participant continues to provide services under the Board Adviser Agreement dated January 29, 2020, or otherwise continues in the service of the Company (or a Subsidiary) during the entire period commencing on the Grant Date and ending on the applicable Vesting Date:

Vesting Date	Percentage of RSUs Vested
%%VEST_DATE_PERIOD1,'Month DD, YYYY'%-%	50%
%%VEST_DATE_PERIOD2,'Month DD, YYYY'%-%	50%
4.Settlement; Rights as a Shareholder. Upon vesting, each RSU shall be converted into the right to receive one (1) share of the Company’s Class A Common Stock, par value $0.001 per share (a “Share”), upon settlement. Settlement of vested RSUs shall be made promptly following the date such RSUs shall have vested and in any case within sixty (60) days following the date of vesting, provided that the Participant shall not be permitted, directly or indirectly, to designate the year of settlement. Any fractional RSU shall be disregarded. Unless and until such time as Shares are issued in settlement of vested RSUs, the Participant shall have no ownership of the Shares allocated to the RSUs and, subject to the provisions of Section 5, shall have no rights as a shareholder with respect to such Shares. Upon settlement, the Company shall cause the Company’s transfer agent to issue a certificate or certificates for the Shares in the name of the Participant, or to make a book entry record of such issuance, and the Participant shall thereupon have all rights as a shareholder with respect to such Shares, including the right to vote such Shares and to receive all dividends and other distributions paid with respect to such Shares. The Company may place on the certificates representing the Shares such legend or legends as the Company may deem appropriate and the Company may place a stop transfer order with respect to such Shares with the transfer agent(s) for the Shares.
5.Dividend Equivalents. Any dividends paid in cash on Shares prior to vesting of the RSUs shall be credited to the Participant as additional RSUs, as if the RSUs then held by the Participant had been converted to Shares. The amount of such credit, which may be in whole and/or fractional RSUs (carried to three decimals), shall be determined based on the Fair Market Value of Shares on the date of payment of such dividend. All such additional RSUs credited to the Participant shall be subject to the same vesting requirements applicable to the RSUs underlying the Award and shall be settled in accordance with, and at the time of, settlement of vested RSUs pursuant to this Agreement.
6.No Transfer. This Award and the RSUs are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the RSUs shall be forfeited.
7.Termination of Services by Reason of Death or Disability. If the Participant ceases to provide services by reason of death or disability, the RSUs shall fully vest and any forfeiture restrictions on this Award shall lapse on the date of such death or disability, provided further that if necessary for the Award to satisfy Section 409A of the Code, a disability must also be a disability within the meaning of Section 409A.

8.Other Termination of Services. If the Participant ceases to provide services as a Board Adviser for any reason other than death or disability, this Award and the RSUs represented by this Award that have not yet vested as of such date shall be forfeited to the Company forthwith and all rights of the Participant under this Award and such unvested RSUs represented by this Award shall immediately terminate.
9.Death of Participant. If any of the RSUs shall vest upon the death of the Participant, any Shares to be delivered upon settlement shall be registered in the name of the estate of the Participant unless the Company shall have theretofore received in writing a beneficiary designation, in which event they shall be registered in the name of the designated beneficiary.
10.Change in Control. Upon any Change in Control as provided under the Plan, and otherwise subject to the Plan in the same manner as applicable to Non-Executive Directors, the RSUs shall fully vest and any forfeiture restrictions on this Award shall lapse on the date of such Change in Control.
11.Effect of Amendment of Plan; Amendment of Agreement. No discontinuation, modification or amendment of the Plan may, without the express written consent of the Participant, adversely affect the rights of the Participant under this Award, except as expressly provided under the Plan.
This Agreement may be amended as provided under the Plan, but except as provided thereunder any such amendment shall not adversely affect Participant’s rights hereunder without Participant’s consent.
12.No Limitation on Rights of the Company; Adjustment of Award. The grant of this Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The number and kind of shares subject to this Award and other related terms shall be adjusted by the Committee in accordance with Section 12.2 of the Plan.
13.Compliance with Applicable Law. Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue or deliver or cause to be issued or delivered any certificates for Shares, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement. The Company may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws, regulations and requirements, that the Participant makes such covenants, agreements and representations as the Company, in its sole discretion, considers necessary or desirable.

14.No Right to Continued Service. The execution of this Agreement shall not be construed as conferring any legal rights upon the Participant for the continuation of service as a Board Adviser, nor shall it interfere with the right of the Company’s Board of Directors to terminate the Participant’s service as a Board Adviser. The adoption and maintenance of the Plan shall not constitute an inducement to, or condition of, the Participant’s service as a Board Adviser. Participation in the Plan with respect to this Award shall not entitle the Participant to participate with respect to any other award.
15.Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient.
16.Governing Law. Except to the extent preempted by Federal law, this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to any principles thereof relating to the conflicts of laws that would result in the application of the laws of any other jurisdiction.
17.Receipt of Plan. The Participant acknowledges receipt of a copy of the Plan,and represents that the Participant is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions of this Agreement and of the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to any questions arising under this Agreement or the Plan.
18.Entire Agreement. The Plan and this Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the Parties hereto with respect to the specific subject matter hereof. To the extent any provisions of the Agreement are inconsistent or in conflict with any terms or provisions of the Plan, the Plan shall govern.
IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of %%OPTION_DATE,'Month DD, YYYY'%-%.
FOR MSC INDUSTRIAL DIRECT CO., INC. USE ONLY
ACCEPTED BY MSC INDUSTRIAL DIRECT CO., INC.
By: Neal Dongre, Vice President, General Counsel & Corporate Secretary
/s/ Neal Dongre
PARTICIPANT:

Roger Fradin